CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Fixed Rate Senior Notes Due 2014	$998,550,000	$115,931.66
Floating Rate Senior Notes Due 2014	$1,500,000,000	$174,150.00
Fixed Rate Senior Notes Due 2021	$2,738,450,000	$317,934.05

PROSPECTUS Dated December 23, 2008 PROSPECTUS SUPPLEMENT Dated December 23, 2008	Pricing Supplement No. 650 to Registration Statement No. 333-156423 Dated January 20, 2011 Rule 424(b)(2)

GLOBAL MEDIUM-TERM NOTES, SERIES F
Fixed Rate Senior Notes Due 2014
Floating Rate Senior Notes Due 2014
Fixed Rate Senior Notes Due 2021

We, Morgan Stanley, are offering the notes described below on a global basis.  We may not redeem the Global Medium-Term Notes, Series F, Fixed Rate Senior Notes Due 2014 (the “fixed rate notes due 2014”) or the Global Medium-Term Notes, Series F, Floating Rate Senior Notes Due 2014 (the “floating rate notes due 2014”) prior to the maturities thereof.  We may redeem some or all of the Global Medium-Term Notes, Series F, Fixed Rate Senior Notes Due 2021 (the “fixed rate notes due 2021” and, together with the fixed rate notes due 2014 and the floating rate notes due 2014, the “notes”) at any time in accordance with the provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Optional Make-whole Redemption of Debt Securities,” as supplemented by the provisions below relating to the fixed rate notes due 2021.

We will issue the notes only in registered form, which form is further described under “Description of Notes—Forms of Notes” in the accompanying prospectus supplement.

We describe the basic features of the notes in the section of the accompanying prospectus supplement called “Description of Notes.”  In addition, we describe the basic features of the fixed rate notes due 2014 and the fixed rate notes due 2021 in the section of the accompanying prospectus called “Description of Debt Securities—Fixed Rate Debt Securities” and we describe the basic features of the floating rate notes due 2014 in the section of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities,” in each case subject to and as modified by the provisions described below.

Fixed Rate Notes Due 2014	Floating Rate Notes Due 2014
Principal Amount:	$1,000,000,000	Principal Amount:	$1,500,000,000
Maturity Date:	January 24, 2014	Maturity Date:	January 24, 2014
Settlement Date		Settlement Date
(Original Issue Date):	January 25, 2011	(Original Issue Date):	January 25, 2011
Interest Accrual Date:	January 25, 2011	Interest Accrual Date:	January 25, 2011
Issue Price:	99.855%	Issue Price:	100%
(continued on the next page)		(continued on the next page)

With respect to the fixed rate notes due 2014 and the fixed rate notes due 2021, we describe how interest is calculated, accrued and paid, including where a scheduled interest payment date is not a business day (the following unadjusted business day convention), under “Description of Debt Securities—Fixed Rate Debt Securities” in the accompanying prospectus.  With respect to the floating rate notes due 2014, we describe how interest is calculated, accrued and paid, including the adjustment of scheduled interest payment dates for business days (except at maturity), under “Description of Debt Securities—Floating Rate Debt Securities” in the accompanying prospectus.

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement or the prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

MORGAN STANLEY

MITSUBISHI UFJ SECURITIES
BB&T CAPITAL MARKETS	BBVA SECURITIES
BLAYLOCK ROBERT VAN, LLC	CASTLEOAK SECURITIES, LP
DANSKE MARKETS	KEYBANC CAPITAL MARKETS
KKR	LLOYDS TSB CORPORATE MARKETS
LOOP CAPITAL MARKETS	MORGAN KEEGAN & COMPANY, INC.
SANTANDER	SOCIETE GENERALE
SUNTRUST ROBINSON HUMPHREY	THE WILLIAMS CAPITAL GROUP, L.P.
UNICREDIT BANK	U.S. BANCORP INVESTMENTS, INC.

Fixed Rate Notes Due 2014 (continued)	Floating Rate Notes Due 2014 (continued)
Specified Currency:	U.S. dollars	Specified Currency:	U.S. dollars
Redemption Percentage at Maturity:	100%	Redemption Percentage at Maturity:	100%
Interest Rate:	2.875% per annum (calculated on a 30/360 day count basis)	Base Rate:	LIBOR
Interest Payment Period:	Semi-annual	Spread (Plus or Minus):	Plus 1.60%
Interest Payment Dates:	Each January 24 and July 24, commencing on July 24, 2011	Index Maturity:	Three months
Business Day:	New York	Index Currency:	U.S. dollars
Business Day Convention:	Following unadjusted	Initial Interest Rate:	The Base Rate plus 1.60%;(to be determined by the Calculation Agent on the second London banking day prior to the Original Issue Date)
Minimum Denominations:	$100,000 and integral multiples of $1,000 in excess thereof	Interest Payment Period:	Quarterly
CUSIP:	61747W AD1	Interest Payment Dates:	Each January 24, April 24, July 24 and October 24, commencing April 24, 2011
ISIN:	US61747WAD11	Interest Reset Period:	Quarterly
Other Provisions:	None	Interest Reset Dates:	Each Interest Payment Date
		Interest Determination Dates:	The second London banking day prior to each Interest Reset Date
		Reporting Service:	Reuters (Page LIBOR01)
		Business Day:	New York
		Calculation Agent:	The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))
		Minimum Denominations:	$100,000 and integral multiples of $1,000 in excess thereof
		CUSIP:	61747W AE9
		ISIN:	US61747WAE93
		Other Provisions:	None

Fixed Rate Notes Due 2021
Principal Amount: Maturity Date: Settlement Date (Original Issue Date): Interest Accrual Date: Issue Price: Specified Currency: Redemption Percentage at Maturity: Interest Rate:	$2,750,000,000 January 25, 2021 January 25, 2011 January 25, 2011 99.58% U.S. dollars 100% 5.75% per annum (calculated on a 30/360 day count basis)	Interest Payment Period: Interest Payment Dates: Business Day: Business Day Convention: Minimum Denominations: CUSIP: ISIN: Other Provisions:
Semi-annual
Each January 25 and July 25,
commencing on July 25, 2011
New York
Following unadjusted
$100,000 and integral multiples of $1,000 in excess thereof
61747W AF6
US61747WAF68
Optional make-whole
redemption (spread over
treasury rate: plus 40 basis points)

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

On January 20, 2011, we agreed to sell to the managers listed below, and they severally agreed to purchase, the principal amounts of notes set forth opposite their respective names below at a net price of 99.605% for the fixed rate notes due 2014, at a net price of 99.75% for the floating rate notes due 2014, and at a net price of 99.13% for the fixed rate notes due 2021, each of which we refer to as the “purchase price” for the respective notes.  The purchase price for the fixed rate notes due 2014 equals the stated issue price of 99.855% less a combined management and underwriting commission of 0.25% of the principal amount of the fixed rate notes due 2014, the purchase price for the floating rate notes due 2014 equals the stated issue price of 100% less a combined management and underwriting commission of 0.25% of the principal amount of the floating rate notes due 2014 and the purchase price for the fixed rate notes due 2021 equals the stated issue price of 99.58% less a combined management and underwriting commission of 0.45% of the principal amount of the fixed rate notes due 2021.

Name	Principal Amount of Fixed Rate Notes Due 2014	Principal Amount of Floating Rate Notes Due 2014	Principal Amount of Fixed Rate Notes Due 2021
Morgan Stanley & Co. Incorporated	$820,000,000	$1,230,000,000	$2,227,500,000
Mitsubishi UFJ Securities (USA), Inc.	100,000,000	150,000,000	275,000,000
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.	10,000,000	15,000,000	—
BBVA Securities Inc.	10,000,000	15,000,000	—
Blaylock Robert Van, LLC	—	—	27,500,000
CastleOak Securities, LP	—	—	27,500,000
Danske Markets Inc.	—	—	27,500,000
KeyBanc Capital Markets Inc.	—	—	27,500,000
KKR Capital Markets LLC	10,000,000	15,000,000	27,500,000
Lloyds TSB Bank plc	10,000,000	15,000,000	—
Loop Capital Markets LLC	10,000,000	15,000,000	—
Morgan Keegan & Company, Inc.	10,000,000	15,000,000	—
Santander Investment Securities Inc.	10,000,000	15,000,000	—
SG Americas Securities LLC	—	—	27,500,000
SunTrust Robinson Humphrey, Inc.	—	—	27,500,000
The Williams Capital Group, L.P.	10,000,000	15,000,000	—
UniCredit Bank AG	—	—	27,500,000
U.S. Bancorp Investments, Inc.	—	—	27,500,000
Total	1,000,000,000	1,500,000,000	2,750,000,000

Morgan Stanley & Co. Incorporated is our wholly-owned subsidiary. Mitsubishi UFJ Financial Group, Inc., the ultimate parent of Mitsubishi UFJ Securities (USA), Inc. (one of the managers), holds an approximately 19.6% interest in Morgan Stanley (assuming full conversion of our convertible preferred stock that Mitsubishi UFJ Financial Group, Inc. currently owns).  This offering will be conducted in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  In accordance with Rule 5121, Morgan Stanley & Co. Incorporated and Mitsubishi UFJ Securities (USA), Inc. may not make sales in this offering to any discretionary accounts without the prior written approval of the customer.

Lloyds TSB Bank plc and UniCredit Bank AG are not U.S. registered broker-dealers and, therefore, to the extent that they intend to effect any sales of the notes in the United States, they will do so through one or more U.S. registered broker-dealers as permitted by FINRA regulations.

With respect to notes to be offered or sold in the United Kingdom, each manager has represented and agreed (1) that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by such manager in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us, and (2) that it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by such manager in relation to the notes in, from or otherwise involving the United Kingdom.

Each manager has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), except pursuant to an exemption from the registration requirements and otherwise in compliance with the Financial Instruments and Exchange Law of Japan (Law No.25 of 1948, as amended) and any other applicable laws, regulations and ministerial guidelines of Japan.

Furthermore, each manager has agreed that it will not purchase, deliver, offer or sell the notes or possess or distribute offering material in relation to the notes in any jurisdiction if such purchase, delivery, offer or sale or the possession or distribution of such offering material would not be in compliance with any applicable law or regulation or if any consent, approval or permission is needed for such purchase, delivery, offer or sale or the possession or distribution by such manager or for or on behalf of us unless such consent, approval or permission has been previously obtained.